Exhibit 99.1

AgFeed Industries Forms Joint Venture -- AgFeed International Protein Technology with M2P2 to Further Pan Asian Pork Production Using Western Technology

NEW YORK, July 16 /PRNewswire-Asia/ -- AgFeed Industries, Inc. (Nasdaq• FEED - News), one of the largest independent hog production and animal nutrient companies in China, today announced the formation of a joint venture with M2P2, a leading U.S. hog production and industry management consulting company.  The new company, AgFeed International Protein Technology Corp. will focus on enhancing hog production systems for Chinese and other Pan Asian clients based on modern western standards to increase productivity and ensure the highest bio-security health standards in the Pan Asian hog industry.  The joint venture was formed to take advantage of the coming commercialization and consolidation of the hog industry being fostered by the Chinese central and local governments.  The joint venture has commenced operations on July 13, 2009 and AgFeed Industries is the joint venture's first client.

Glenn McClelland, Chief Executive Officer of M2P2, has been appointed to serve as the President of AgFeed International Protein Technology.  The new company will be owned 80.1% by AgFeed Industries and certain affiliates and 19.9% by M2P2.

"The demand for alternative sources of pork is predicted to increase by 45% by 2015 according to China's National Bureau of Statistics," commented Junhong Xiong, AgFeed Industries' Chief Executive Officer.  "The Government's rural to urban policy coupled with the new food safety laws will reduce the role of the farms raising less than 100 hogs and the increasing demand for pork will only be able to be met by accelerating the commercialization of the hog industry."

In describing the joint venture's initial plans, Gerard Daignault, AgFeed Industries' Chief Operating Officer, stated that "the joint venture will advise AgFeed Industries in building two initial beta-sites on two 600 plus acre sites, one in Gaoan City, Jiangxi Province, China, 50 miles southwest of Nanchang, and the other in Dahua City, Guangxi Province near Vietnam.  At both locations, AgFeed Industries will build 5,000 head sow farms designed as pristine modern facilities with a combined output of 225,000 to 250,000 animals annually.  M2P2's personnel working through the joint venture will assist in the design, engineering and construction of the facilities.  M2P2 will train Chinese farm managers on M2P2 farms in the U.S. Midwest on the western style of production.  The joint venture will then leverage the success of this initial program to build additional large farms for AgFeed Industries and extend its services to international companies seeking entrance into the Pan Asian markets."

AgFeed Industries' Chairman Songyan Li commented, "we have had the vision and generated sufficient resources to engage two very powerful overseas partners, M2P2 and Hypor, a Hendrix Genetics company, in our quest to become the recognized leader in introducing the western model of hog production supported by a world class genetics partner to achieve superior results.  This complementary combination working with AgFeed Industries and AgFeed International Protein Technology will efficiently deliver a steady long term supply of healthy top quality animals through our distribution channels, while reducing our production costs and increasing yields to maximize profits."

ABOUT AGFEED INDUSTRIES, INC.

Nasdaq Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- premix animal feed and hog production.  AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U S China also has the world's largest consumer base for pork consumption.  Over 65% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

ABOUT M2P2, LLC

M2P2 is a progressive pork production company and employer of choice in the industry.  Formed in 2003, M2P2 merges expertise in all phases of hog production, from birth to market, into one company.  Today, M2P2 operates in six states throughout the U.S. and is leading the way in the pork production industry.  M2P2 owns and operates facilities hosting 28,500 sows and finishes 1,200,000 market hogs annually.

ABOUT HYPOR

Hypor, a Hendrix Genetics company, is one of the world's leading suppliers of swine genetics.  Hypor is committed to providing superior genetics, which support profitability in the pork meat value chain.  With its head office located in Kitchener, Ontario, Canada, the company has strategically located breeding centers in North America, Europe and Asia.

SAFE HARBOR DISCLOSURE NOTICE

This press release contains forward-looking information about AgFeed Industries, M2P2, Hypor and AgFeed International Protein Technology.  You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "goal," "potential," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance, business plans and prospects.  Readers are cautioned not to place undue reliance on such forward-looking statements because risks and uncertainties may cause actual results to differ materially from those expressed in, or implied by, such statements.  Among such risks and uncertainties are the Company's ability to successfully implement the JV and the risk factors described in the reports filed by the Company with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date of such statement, and AgFeed Industries does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:
Investor Relations:
AgFeed Industries, Inc. Tel: 917-804-3584 (US)
Email: ir@agfeedinc.com